Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces Second Quarter Fiscal 2013 Financial Results

Company Reports Second Quarter Earnings from Continuing Operations per Diluted Share of $0.47 Versus $0.45 per Diluted Share in the Prior Year Period

GRAND RAPIDS, MICHIGAN – October 24, 2012 – Spartan Stores, Inc., (Nasdaq: SPTN) a leading regional grocery distributor and retailer, today reported financial results for its 12-week second quarter of fiscal 2013 ended September 15, 2012.

Second Quarter Results

Consolidated net sales for the 12-week second quarter increased 0.3 percent to $621.6 million compared to $619.6 million in the same period last year.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter was $29.0 million, or 4.7 percent of net sales, compared to $31.1 million, or 5.0 percent of net sales last year.

Earnings from continuing operations for the second quarter of fiscal 2013 were $10.4 million, or $0.47 per diluted share, including an after-tax asset impairment charge of $0.2 million, or $0.01 per diluted share, and an after-tax benefit from the sale of assets of $0.4 million, or $0.02 per diluted share. For the second quarter of fiscal 2012, earnings from continuing operations were $10.3 million, or $0.45 per diluted share, including an after-tax charge for unusual corporate professional fees of $0.7 million, or $0.03 per diluted share.

“We continue to invest in the initiatives that are helping us to best deliver value and convenience to consumers in today’s challenging economy,” stated Dennis Eidson, Spartan’s President and Chief Executive Officer. “While the cost of these investments has had an impact on retail margins, our second quarter retail market share and volume results reflect the consumer’s acceptance of these initiatives, as well as, the growing momentum of our YES Rewards loyalty program.”

Gross profit margin for the second quarter of fiscal 2013 was 21.0 percent versus 21.4 percent in the same period last year. The decline in gross profit margin was due to reduced inflation-driven inventory gains in both the retail and distribution segments, investments associated with the second phase of our “Price Freeze” and “Yes Is Even More” promotional campaign in the retail segment, as well as, a higher mix of lower margin distribution and fuel sales.

Second quarter operating expenses were $111.3 million, or 17.9 percent of net sales, compared to $112.8 million, or 18.2 percent of net sales in the same period last year due to continued productivity improvements in the distribution segment, lower employee-related expenses compared to the prior year period and the impact of unusual corporate professional fees in the second quarter of the prior year. The Company’s expense leverage was partially offset by a non-cash pre-tax asset impairment charge of $0.4 million in the second quarter of fiscal 2013, compared to a restructuring benefit of $0.1 million recorded in the same period last year.

Distribution Segment

Net sales for the distribution segment increased to $259.2 million in the second quarter of fiscal 2013 from $256.2 million in the same period last year.

Second quarter fiscal 2013 operating earnings for the distribution segment were $10.8 million compared to $8.8 million in the same period last year. The increase in operating earnings is due mainly to the cycling of unusual corporate professional fees in the prior year period, as well as continued improvements in warehouse efficiency and lower employee-related expenses, partially offset by a lower gross profit margin due primarily to a continuation of reduced inflation-driven inventory gains.

Retail Segment

Net sales for the retail segment were $362.3 million in the second quarter of fiscal 2013 compared to $363.4 million in the same period last year. Comparable store sales, excluding fuel, were down 1.0 percent. As anticipated, second quarter sales were negatively affected by a one week shift in the quarter end date which resulted in less high volume summer sales days being included in this year’s second quarter. The calendar shift impacted comparable store sales by 70 basis points.

Second quarter fiscal 2013 operating earnings for the retail segment were $8.1 million compared to $11.2 million in the second quarter of fiscal 2012. The decrease in operating earnings was primarily due to higher promotional expenses, reduced inflation-driven inventory gains, lower fuel margins and the aforementioned asset impairment charge.

During the second quarter, the Company remodeled two stores and opened one new fuel center, ending the quarter with 97 stores and 29 fuel centers. The Company plans to complete two major remodels and open three new Valu Land locations during the second half of fiscal 2013.

Balance Sheet and Cash Flow

The Company generated cash flow provided by operating activities of $20.1 million for the second quarter ended September 15, 2012 compared to $35.7 million for the comparable period last year. The decrease was primarily due to the timing of working capital requirements and tax pre-payments related to a tax law change which will reverse over the remainder of fiscal 2013.

During the fiscal 2013 second quarter, the Company repurchased approximately 30,000 shares of its common stock for a total expenditure of $0.5 million. At of the end of the second quarter, the Company had approximately 50 percent of the authorized $50.0 million repurchase program available for future stock repurchases.

The Company had total net long-term debt (including current maturities and capital lease obligations and subtracting cash) of $147.5 million as of September 15, 2012 compared to $115.5 million as of September 10, 2011, due primarily to funding share repurchases, the timing of working capital requirements and tax pre-payments. As anticipated, the Company has lowered its total net long-term debt from $154.6 million at the end of the first quarter of fiscal 2013. The Company’s total net long-term debt-to-capital ratio is 0.31-to-1.0 for the second quarter of fiscal 2013 and the net long-term debt-to-Adjusted EBITDA ratio on an annual Adjusted EBITDA basis is 1.40-to-1.0.

The Company continues to believe that cash flow from operations and the $165.3 million of availability under its revolving credit facility will be sufficient to fund its operations and strategic growth initiatives for the remainder of fiscal 2013.

Outlook

Mr. Eidson continued, “Although we are seeing signs of improvement in the Michigan economic indices, the overall pace of recovery is slower than we had originally anticipated and the majority of our consumers are still highly price sensitive. We remain focused on all aspects of our business in order to drive sales and are encouraged by the initial benefits of our recent pricing and promotional efforts, as well as the new Valu Land store format. We will continue to make strategic promotional and capital investments to drive higher volumes, while focusing on improving profitability.”

For the remainder of fiscal 2013 comparable store sales are expected to trend favorably compared to the second quarter due to the Company’s promotional programs, store remodeling efforts and a shift in the calendar. Diluted earnings per share from continuing operations for the remainder of the year are expected to slightly exceed the prior year’s results, excluding the 53rd week last year and the previously disclosed items that are not expected to recur in this year’s fourth quarter. The net effect of these items in the prior year’s fourth quarter was a benefit of $0.05 to $0.06 per diluted share, predominately related to a LIFO credit, favorable incentive compensation expenses and occupancy costs.

The Company reiterates its previous guidance for capital expenditures for fiscal year 2013 to be in the range of $42.0 million to $44.0 million, with depreciation and amortization in the range of $39.0 million to $40.0 million and total interest expense in the range of $13.0 to $14.0 million.

Conference Call

A telephone conference call to discuss the Company’s second quarter of fiscal 2013 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, October 25, 2012. A live webcast of this conference call will be available on the Company’s website, www.spartanstores.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq:SPTN) is the nation’s tenth largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 375 independent grocery locations in Michigan, Indiana and Ohio, and to our 97 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, and Valu Land.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “initiatives”, “guidance”, “priority”, “trend”, “outlook”, “position”, “momentum”, or “strategy”; that an event or trend “could”, “will” or “should” occur “begin” “remain” or “continue” or is “likely” or that Spartan Stores or its management “anticipates”, “believes”, “expects” or “plans” a particular result. Accounting estimates are inherently forward-looking. Our restructuring cost provisions are estimates and actual costs may be more or less than these estimates and differences may be material. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to achieve the results stated in our “Outlook” discussion; successfully realize growth opportunities; expand our customer base; effectively implement and achieve the expected benefits of capital investments, our new retail banner, our loyalty program, warehouse consolidation and store openings; successfully respond to the weak economic environment and changing consumer behavior; anticipate and successfully respond to openings of competitors’ stores; achieve expected sales, cash flows, operating efficiencies and earnings; implement plans, programs and strategies; reduce debt; and, continue to pay dividends and repurchase shares is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	September 15, 2012	September 10, 2011	September 15, 2012		September 10, 2011
Net sales	$621,559	$619,647	$1,225,471		$1,222,211
Cost of sales	491,333	486,910	973,525		964,137

Gross margin	130,226	132,737	251,946		258,074

Operating expenses
Selling, general and administrative	102,117	104,483	203,454		207,457
Depreciation and amortization	8,805	8,408	17,475		16,775
Restructuring, asset impairment and other	356	(135)	356		(135)

Total operating expenses	111,278	112,756	221,285		224,097

Operating earnings	18,948	19,981	30,661		33,977

Non-operating expense (income)
Interest expense	2,150	2,530	4,387		4,876
Non-cash convertible debt interest	904	835	1,794		1,658
Other, net	(664)	5	(674)		8

Total non-operating expense, net	2,390	3,370	5,498		6,542

Earnings before income taxes and discontinued operations	16,558	16,611	25,163		27,435
Income taxes	6,203	6,341	8,732		11,030

Earnings from continuing operations	10,355	10,270	16,431		16,405

Loss from discontinued operations, net of taxes	(50)	(18)	(123)		(124)

Net earnings	$10,305	$10,252	$16,308		$16,281

Basic earnings per share:
Earnings from continuing operations	$0.48	$0.45	$0.75		$0.72
Loss from discontinued operations	(0.01)*	—	—	*	(0.01)

Net earnings	$0.47	$0.45	$0.75		$0.71

Diluted earnings per share:
Earnings from continuing operations	$0.47	$0.45	$0.75		$0.72
Loss from discontinued operations	—	—	—	*	(0.01)

Net earnings	$0.47	$0.45	$0.75		$0.71

Weighted average shares outstanding:
Basic	21,747	22,862	21,800		22,777
Diluted	21,824	22,962	21,880		22,872

*	Includes Rounding

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 15, 2012	September 10, 2011
Assets
Current assets
Cash and cash equivalents	$7,491	$62,080
Accounts receivable, net	59,719	60,026
Inventories, net	136,032	121,287
Prepaid expenses	10,606	8,466
Other current assets	10,896	1,537
Property held for sale	710	1,708

Total current assets	225,454	255,104

Goodwill	239,834	240,704

Property and equipment, net	261,552	243,545

Other, net	57,173	56,773

Total assets	$784,013	$796,126

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$128,803	$129,185
Accrued payroll and benefits	30,089	32,384
Other accrued expenses	17,611	14,580
Current portion of restructuring costs	3,271	4,101
Current maturities of long-term debt and capital lease obligations	4,185	4,249

Total current liabilities	183,959	184,499

Long-term liabilities
Deferred taxes on income	87,805	76,585
Postretirement benefits	13,521	14,321
Other long-term liabilities	14,975	17,118
Restructuring costs	6,313	8,908
Long-term debt and capital lease obligations	150,789	173,282

Total long-term liabilities	273,403	290,214

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 50,000 shares authorized; 21,754 and 22,215 shares outstanding	145,289	164,648
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(13,793)	(12,981)
Retained earnings	195,155	169,746

Total shareholders’ equity	326,651	321,413

Total liabilities and shareholders’ equity	$784,013	$796,126

SPARTAN STORES, INC. AND SUBSIDIARIES CONDENSED

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	12 Weeks Ended
	September 15, 2012	September 10, 2011
Cash flows from operating activities
Net cash provided by operating activities	$20,083	$35,741
Net cash (used in) investing activities	(11,758)	(11,055)
Net cash (used in) financing activities	(7,026)	(211)
Net cash provided by (used in) discontinued operations	99	(108)

Net increase in cash and cash equivalents	1,398	24,367
Cash and cash equivalents at beginning of period	6,093	37,713

Cash and cash equivalents at end of period	$7,491	$62,080

SPARTAN STORES, INC. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	September 15, 2012	September 10, 2011	September 15, 2012	September 10, 2011
Retail Segment:
Net sales	$362,317	$363,421	$707,881	$708,856
Operating Earnings	$8,099	$11,217	$11,990	$17,811

Distribution Segment:
Net sales	$259,242	$256,226	$517,590	$513,355
Operating Earnings	$10,849	$8,764	$18,671	$16,166

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS BEFORE INTEREST,

TAXES, DEPRECIATION AND AMORTIZATION (Adjusted EBITDA)

(Unaudited)

(In thousands)

	Second Quarter		Year-to-Date
	Sept. 15, 2012	Sept. 10, 2011	Sept. 15, 2012	Sept. 10, 2011
Net earnings	$10,305	$10,252	$16,308	$16,281
Add:
Discontinued operations	50	18	123	124
Income taxes	6,203	6,341	8,732	11,030
Interest expense, net	3,071	3,412	6,227	6,654
Non-operating expense	(681)	(42)	(729)	(112)

Operating earnings	18,948	19,981	30,661	33,977
Add:
Depreciation and amortization	8,805	8,408	17,475	16,775
LIFO expense	590	869	1,380	1,527
Restructuring and asset impairment costs	356	(135)	356	(135)
Other unusual items	—	1,194	—	1,194
Non-cash stock compensation and other charges	292	810	1,761	2,360

Adjusted EBITDA	$28,991	$31,127	$51,633	$55,698

Reconciliation of operating earnings to adjusted EBITDA by segment:

Retail:
Operating earnings	$8,099	$11,217	$11,990	$17,811
Add:
Depreciation and amortization	6,833	6,432	13,544	12,886
LIFO expense	424	526	848	964
Restructuring and asset impairment costs	356	(98)	356	(98)
Non-cash stock compensation and other charges	687	365	1,457	1,137

Adjusted EBITDA	$16,399	$18,442	$28,195	$32,700

Distribution:
Operating earnings	$10,849	$8,764	$18,671	$16,166
Add:
Depreciation and amortization	1,972	1,976	3,931	3,889
LIFO expense	166	343	532	563
Restructuring and asset impairment costs	—	(37)	—	(37)
Other unusual items	—	1,194	—	1,194
Non-cash stock compensation and other charges	(395)	445	304	1,223

Adjusted EBITDA	$12,592	$12,685	$23,438	$22,998

Notes: Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that we define as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

We believe that Adjusted EBITDA provides a meaningful representation of our operating performance for the Company as a whole and for our operating segments. We consider Adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of our retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because Adjusted EBITDA is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in Adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

SPARTAN STORES, INC. AND SUBSIDIARIES RECONCILIATION OF LONG-TERM

DEBT AND CAPITAL LEASE OBLIGATIONS TO TOTAL NET LONG TERM DEBT AND

CAPITAL LEASE OBLIGATIONS

(A NON-GAAP FINANCIAL MEASURE)

(In thousands)

(Unaudited)

	September 15, 2012	March 31, 2012	September 10, 2011
Current maturities of long-term debt and capital lease obligations	$4,185	$4,449	$4,249
Long-term debt and capital lease obligations	150,789	133,565	173,282

Total Debt	154,974	138,014	177,531
Cash and cash equivalents	(7,491)	(26,476)	(62,080)

Total net long-term debt	$147,483	$111,538	$115,451

Notes: Total net long-term debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments.